Exhibit 10.4c

RESTRICTED SHARE UNIT AGREEMENT

UNDER

STEREOTAXIS, INC. 2002 STOCK INCENTIVE PLAN

Director Award

THIS AGREEMENT, made effective as of the 3rd day of January, 2012, by and between Stereotaxis, Inc., a Delaware corporation (the “Company”), and             (the “Director”).

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted the Stereotaxis, Inc. 2002 Stock Incentive Plan (as amended and/or restated from time to time, the “Plan”) pursuant to which options, performance share awards, restricted stock and stock appreciation rights with respect to shares of the common stock of the Company may be granted to directors of the Company and its subsidiaries and certain other individuals; and

WHEREAS, the Company desires to grant to the Director a restricted share unit award for shares of its common stock under the terms hereinafter set forth (“Award”);

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Award Subject to Plan. This Award is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms are incorporated herein by reference. The Director hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Terms not defined herein shall have the meaning ascribed thereto in the Plan. The Committee referred to in Paragraph 4 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make grants.

2. Grant and Terms of Award. Effective on January 3, 2012 (“Date of Award”) pursuant to action of the Committee, the Company awards to the Director             (            ) restricted stock units (“RSUs”). Each RSU represents the obligation of the Company to transfer one share of common stock of the Company (“Common Stock”) to the Director at the time provided in this Agreement, provided such RSU is vested at such time.

3. Vesting. On March 31, 2013, 100% of the RSUs will become vested if the Director is still a member of the Board of Directors on such date and has been continuously a member of the Board of Directors since the Date of Award. If the Director terminates service on the Board of Directors for any reason prior to March 31, 2013, including without limitation upon death or disability, the Director shall forfeit the RSUs; provided that, if the Director’s service on the Board of Directors terminates as a result of a Change of Control (as hereinafter defined), the RSUs shall vest immediately.

4. Payment. On the date of vesting, the Company will transfer to the Director one (1) share of Common Stock for each RSU which vested.

5. Source of Payment. Shares of Common Stock transferable to the Director under this Agreement shall be authorized but unissued shares. The Company shall have no duties to segregate or set aside any assets to secure the Director’s right to receive shares of Common Stock under this Agreement.

6. RSUs Non-Transferable. RSUs awarded hereunder shall not be transferable by the Director. Except as may be required by the federal income tax withholding provisions of the Code or by the tax laws of any State, the interests of the Director under this Agreement are not subject to the claims of the Director’s creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by the Director to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

7. No Shareholder Rights. The Director shall not have the rights of a shareholder of the Company with respect to RSUs, such as the right to vote.

8. Committee Administration. These Awards have been granted pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this Award, shall have plenary authority to interpret any provision of this grant and to make any determinations necessary or advisable for the administration of this grant and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Director by the express terms hereof.

9. Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. The Director is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri, County of St. Louis, to resolve any and all issues that may arise out of or relate to this Agreement.

10. Definitions. For purposes of this Agreement, “Change of Control” shall mean:

(i) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Executed this              day of             , 2012.

STEREOTAXIS, INC.

By:

Name:

Title:

DIRECTOR

                                                                                                       Date:

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